For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Reports Results for Third Quarter and First Nine Months of FY2015

Wildwood, Missouri, March 12, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results for the third quarter and first nine months of its 2015 fiscal year, periods that ended January 31, 2015.

Recent highlights include:

•

Revenue for the three and nine months ended January 31 was in line with the year-ago periods despite the slower start to the current ski season in Midwest; nine months benefited from higher contribution from summer season business.

•

Resort operating expenses were down $1.9 million for the three months and $900,000 for the nine months, reflecting cost savings from recent infrastructure upgrades, including highly efficient snowguns.

•

Net income was $3.3  million, or 27 cents per share, for the third quarter; adjusted for a one-time pretax charge of $5.2 million related to debt restructuring, net income would have been $6.5 million, or 54 cents per share.

•	EBITDA was $16.9 million for the third quarter, up almost 10 percent from year-ago period, despite the slow start to the Midwest ski season.
•	Skier visits down in February because of extreme cold but open resorts seeing stronger start to March.
•	Board declared second quarterly cash dividend of 13.75 cents per share of common stock with the current indicated annualized dividend at 55 cents per share.

Timothy D. Boyd, Peak Resorts’ president and chief executive officer, commented, “Despite a slow start to the ski season at our Midwest resorts, third-quarter EBITDA rose $1.5 million to $16.9 million. Our board and management view EBITDA as the primary measure of the success of our strategic plan, as it captures both the value of our actions to improve resort operating performance and our ability to generate strong cash flows to finance further growth.”

“The strong EBITDA gain for the third quarter reflected the healthy 10 percent increase in skier visits at our Northeastern resorts, although visits at our Midwest resorts for the third quarter were down 21 percent because of the slow start in that region. We expect EBITDA will remain strong in the fourth quarter even though the extreme cold in February resulted in fewer skier visits across the portfolio for that month compared with last year. Ten resorts remain open as we approach mid-March and conditions at those properties currently are excellent.”

Boyd added, “On many fronts, our fiscal 2015 results are reflecting anticipated progress on key operating initiatives.  For example, we have been able to increase pricing for lift tickets and season passes by an average of 5 percent. Infrastructure investments made in recent years, in particular new snowmaking technology, are improving the skiing experience and reducing our resort operating expenses. We are excited to be implementing our roadmap for growth, which calls for a mix of organic growth, resort development and acquisitions."

Peak Resorts, Inc.Page 2 of 2

(dollars in thousands except per share data)	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014

Revenues	$45,985	$46,193	$57,811	$57,400
Income (Loss) from operations	$14,498	$13,372	$(1,465)	$(3,871)
Net Income(Loss)	$3,269	$5,582	$(11,634)	$(10,039)
Income (Loss) per share (basic and diluted)	$0.27	$1.40	$(1.76)	$(2.52)
Weighted average shares outstanding	11,971	3,982	6,627	3,982
EBITDA	$16,949	$15,433	$3,911	$2,888

Three- and Nine-Month Resort Operating Results

Stephen J. Mueller, Peak Resort’s chief financial officer, noted, “Revenue was down a modest $200,000 for the third quarter as positive trends in average revenue per visit could not overcome the later start we experienced at the Midwest resorts due to weather conditions.  The $400,000 uptick for the nine months reflected the slightly higher summer season revenue in fiscal 2015, particularly for our Mount Snow, Attitash and Big Boulder resorts.  We believe fiscal 2016 results will see even more benefit from the zipline completed at the Attitash resort in September 2014.”

(dollars in thousands)	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014

Revenues
Lift and tubing tickets	$24,652	$25,359	$24,666	$25,366
Food and beverage	$7,415	$7,162	$11,145	$10,699
Equipment rental	$4,066	$4,369	$4,066	$4,369
Ski instruction	$3,970	$3,712	$3,970	$3,712
Hotel/lodging	$2,358	$2,247	$5,038	$4,987
Retail	$2,622	$2,422	$3,090	$2,773
Other	$902	$922	$5,836	$5,494
Total	$45,985	$46,193	$57,811	$57,400

Mueller added, “Resort operating expenses were down 6.7 percent for the quarter and 1.9 percent for the nine months primarily due to 6.6 percent lower labor and labor-related expenses and a 25.7 percent decline in power and utility expenses.  We are using fewer kilowatt hours of energy at our Mount Snow, Attitash and Wildcat resorts. That savings largely reflected the new energy-saving snowguns put in place last summer, including the 645 snowmaking machines installed at Mount Snow, for which 75 percent of the cost was covered by the state of Vermont.”

Peak Resorts, Inc.Page 3 of 3

(dollars in thousands)	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014

Resort operating expenses
Labor and labor related expenses	$13,836	$14,816	$26,425	$26,639
Retail and food and beverage cost of sales	$4,331	$4,121	$5,861	$5,502
Power and utilities	$3,245	$4,365	$4,725	$5,695
Other	$5,786	$5,844	$11,784	$11,887
Total	$27,198	$29,146	$48,795	$49,723

Financial Position Strengthened

“In conjunction with our IPO, we completed the anticipated restructuring of our debt during the third quarter, strengthening our financial position and setting the stage for us to move forward with our strategy for growth. Along with improving our liquidity, the restructuring unencumbered our Attitash, Crotched Mountain, Hidden Valley, Paoli Peaks and Snow Creek resorts along with the development land at Mount Snow, plus debt maturities have been extended to 2034,” Mueller said. “At January 31, our balance sheet reflected a healthy cash balance of $20.9 million, long-term debt of $98.5 million, down from $175.7 million at year-end fiscal 2014, and stockholders’ equity of $72.7  million.”

Mueller noted, “The $5.2 million one-time charge (pre tax) in the third quarter masked the initial decline in our borrowing costs following the post-IPO restructuring of debt. The fourth quarter will be our first full period at the lower debt level, and we expect quarterly interest expense on our current borrowings in the range of $2.5 million to $3.0 million.”

Richard K. Deutsch, vice president, business and real estate development, added, “As previously announced, we have begun clearing land for our ‘West Lake Project,’ the initial step in a larger development plan at our Mount Snow ski resort.  The project is being funded with proceeds from an EB-5 investor program that remains on schedule.  Our EB-5 escrow balance has grown to $26 million from the $22 million reported at January 31, and we still have a steady pipeline of investors undergoing the approval process.”

Quarterly Investor Call and Webcast

Peak Resorts will hold its third-quarter investor conference call/webcast on Thursday, March 12, at 10:00 a.m. EDT.

The call/webcast will be available via:

Webcast:ir.peakresorts.com on the Events page

Conference Call:888-317-6016 (domestic) or
412-317-6016 (international)

A replay will be available on the Peak Resorts investor relations website (ir.peakresorts.com) after the call concludes.

Definitions of Non-GAAP Measures

EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The company defines EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. The following table includes a reconciliation of EBITDA to net loss:

(dollars in thousands)	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014
Net Income (Loss)	$3,269	$5,582	$(11,634)	$(10,039)
Income tax expense (benefit)	$2,090	$3,567	$(7,438)	$(6,419)
Interest expense, net	$4,224	$4,308	$12,864	$12,844
Defeasance fee paid with debt restructure	$5,000	$-	$5,000	$-
Depreciation and amortization	$2,451	$2,021	$7,065	$6,595
Investment income	$(1)	$(1)	$(7)	$(7)
Gain on sale/leaseback	$(84)	$(84)	$(250)	$(250)
Non-routine legal and settlement of lawsuit	$-	$40	$(1,689)	$164
EBITDA	$16,949	$15,433	$3,911	$2,888

We have chosen to specifically include EBITDA as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources. Because of large depreciation and other charges relating to our ski resorts, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income. Management believes that by providing investors with EBITDA, investors will have a clearer understanding of our financial performance and cash flow because EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and (iii) is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for planning.

Items excluded from EBITDA are significant components in understanding and assessing financial performance or liquidity. EBITDA should not be considered in isolation or as alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table includes a reconciliation of net income and net earnings per share for a one-time debt restructuring expense:

(dollars in thousands)	Three months ended January 31, 2015

Pro forma third quarter net earnings
Net income	$3,269
One time debt restructuring costs net tax	$3,190
Pro foma net income	$6,459

Net earnings per share	$0.27
One time debt restructuring costs net tax per share	$0.27
Adjusted net earnings per share (basic and diluted)	$0.54

About Peak Resorts

Headquartered in Missouri, Peak Resorts (NASDAQ:SKIS)  is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2014, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Peak Resorts, Inc.Page 4 of 4

Consolidated Income Statements

	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014

Revenues	$45,985	$46,193	$57,811	$57,400
Costs and Expenses
Resort operating expenses	27,198	29,146	48,795	49,723
Depreciation and amortization	2,451	2,021	7,065	6,595
General and administrative expenses	1,046	874	3,079	2,529
Land and building rent	351	383	1,065	1,079
Real estate and other taxes	441	397	1,372	1,345
	31,487	32,821	61,376	61,271
Other Operating Income-gain on settlement of lawsuit	-	-	2,100	-

Income (Loss) from Operations	14,498	13,372	(1,465)	(3,871)

Other Income (expense)
Interest, net of interest capitalized of $101 and $387 in 2015 and $100 and $226 in 2014	(4,224)	(4,308)	(12,864)	(12,844)
Defeasance fee paid with debt restructure	(5,000)	-	(5,000)	-
Gain on sale/leaseback	84	84	250	250
Investment income	1	1	7	7
	(9,139)	(4,223)	(17,607)	(12,587)

Income (Loss) before income tax expense (benefit)	5,359	9,149	(19,072)	(16,458)
Income tax expense (benefit)	2,090	3,567	(7,438)	(6,419)
Net Income (Loss)	$3,269	$5,582	$(11,634)	$(10,039)

Basic and diluted earnings (loss) per share	$0.27	$1.40	$(1.76)	$(2.52)

Peak Resorts, Inc.Page 4 of 4

Consolidated Balance Sheets

	(Unaudited)
	January 31,	April 30,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$20,931	$13,186
Restricted cash balances	22,002	13,063
Deferred income taxes	875	875
Income tax receivable	7,438	-
Accounts receivable	1,291	396
Inventory	2,961	1,541
Prepaid expenses and deposits	2,051	1,433
	57,549	30,494
Property and equipment-net	141,706	136,696
Land held for development	36,959	36,877
Other assets	3,793	3,224
	$240,007	$207,291
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$14,035	$5,050
Accrued salaries, wages and related taxes and benefits	1,398	886
Unearned revenue	14,437	7,458
EB-5 investor funds in escrow	22,001	-
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	1,188	1,059
	53,392	14,786
Long-term debt	98,469	174,652
Capitalized lease obligation	1,667	191
Deferred gain on sale/leaseback	3,594	3,844
Deferred income taxes	9,682	9,682
Other liabilities	621	648
Stockholders' Equity
Common stock, $.01 par value, 20,000,000 shares authorized, 13,982,400 and 3,982,400 shares issued	140	40
Additional paid-in capital	82,538	385
Retained earnings (deficit)	(10,096)	3,063
	72,582	3,488
	$240,007	$207,291